Exhibit 23(h)8(2)

                Expense Limitation Agreement between PESF and PIC


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                          EXPENSE LIMITATION AGREEMENT

                          THE PHOENIX EDGE SERIES FUND

         This Expense Limitation Agreement (the "Agreement") is effective as of September 1, 2006 by and between The Phoenix Edge Series Fund, a Massachusetts business trust (the "Registrant"), on behalf of each series of the Registrant listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively, the "Funds"), and the Advisor of each of the Funds, Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Advisor").

         WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Advisor (the "Advisory Agreement"); and

         WHEREAS, the Advisor desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

         WHEREAS, the Advisor understands and intends that the Registrant will rely on this Agreement in preparing post-effective amendments to the Registrant's registration statement on Form N-1A and in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Limit on Fund Expenses. The Advisor hereby agrees to limit each Fund's Expenses to the respective rate of Total Fund Operating Expenses ("Expense Limit") specified for that Fund in Appendix A of this Agreement.

         2. Definition. For purposes of this Agreement, the term "Total Fund Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund but does not include the Advisor's investment advisory or management fee under the Advisory Agreement and other expenses described in the Advisory Agreement that the Fund is responsible for and have not been assumed by the Advisor, any Rule 12b-1, front-end or contingent deferred sales loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses, such as litigation.

         3. Recoupment of Fees and Expenses. The Advisor agrees that it shall not be entitled to be reimbursed by a Fund for any expenses that it has waived or limited.


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         4.       Term, Termination and Modification. This Agreement shall
                  become effective on the date specified herein and shall remain in effect until December 31, 2007 unless sooner terminated as provided below in this Paragraph. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Advisor provides written notice to the Fund of the termination of this Agreement, or the modification to the Expense Limit specified for a Fund in Appendix A of this Agreement, within sixty (60) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Registrant upon sixty (60) days' written notice to the Advisor. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.

         5. Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

         6. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

         7. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Connecticut without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisors Act of 1940, as amended and any rules and regulations promulgated thereunder.

         9. Computation. If the fiscal year to date Total Fund Operating Expenses of a Fund at the end of any month during which this Agreement is in effect exceed the Expense Limit for that Fund (the "Excess Amount"), the Advisor shall waive or reduce its fee under the Advisory Agreement or remit to that Fund an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

THE PHOENIX EDGE SERIES FUND             PHOENIX INVESTMENT COUNSEL, INC.

By:  /s/ Gina Collopy O'Connell          By:  /s/ John H. Beers
   ---------------------------------         -----------------------------------
     Gina Collopy O'Connell                   John H. Beers
     Senior Vice President                    Vice President and Clerk


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                                   APPENDIX A
                               (September 1, 2006)

THE PHOENIX EDGE SERIES FUND                                TOTAL FUND OPERATING
                                                               EXPENSE LIMIT

Phoenix-Aberdeen International Series                              0.30%
Phoenix Capital Growth Series                                      0.25%
Phoenix-Engemann Small-Cap Growth Series                           0.35%
Phoenix-Engemann Strategic Allocation Series                       0.25%
Phoenix-Goodwin Money Market Series                                0.25%
Phoenix-Goodwin Multi-Sector Fixed Income Series                   0.25%
Phoenix-Goodwin Multi-Sector Short Term Bond Series                0.20%
Phoenix-Kayne Rising Dividends Series                              0.15%
Phoenix-Kayne Small-Cap Quality Value Series                       0.15%



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